Exhibit 10.27

800 King Farm Boulevard Rockville, MD 20850 Telephone: 301-548-2900

February 24, 2012

Mr. Benjamin R. Preston

11011 Burywood Lane

Reston, Virginia 20194

Dear Ben:

On behalf of Catalyst Health Solutions, Inc. (“Catalyst”) and Catalyst’s Board of Directors (the “Board”), I am pleased to offer you the following terms of your employment as General Counsel of Catalyst. I am confident that you will find your employment with Catalyst both challenging and rewarding and I look forward to your contributions to the executive team.

1. Position and Duties: You shall serve in the position of Executive Vice President, General Counsel and Corporate Secretary of Catalyst beginning on March 1, 2012 (the “Effective Date”), responsible for performing the duties customarily associated with the responsibilities of a chief legal officer of a publicly-traded corporation. You will devote substantially all of your business time, attention and skill to the performance of such duties, and will use your best efforts to promote the interests of Catalyst. You will report to the Chief Executive Officer of Catalyst. Upon any termination of your employment with Catalyst, you shall be deemed to have resigned from all other positions you then hold as an employee or director or other independent contractor of Catalyst or any of its’ subsidiaries or affiliates, unless otherwise mutually agreed.

2. At-Will Employment. Your employment will be on an at-will basis, and may be terminated by Catalyst at any time, and this letter does not entitle you to or guarantee you indefinite employment. The period of your employment by Catalyst pursuant to this letter agreement is referred to as the “Employment Period.”

3. Compensation. During the Employment Period, you will be entitled to the following:

a. Base Salary. Your base salary shall be $315,000 annually. You will be eligible for an annual merit increase based on performance and achievement of objectives.

b. Annual Bonus Opportunity. Based on your position, you will be eligible for an annual bonus under the Catalyst annual short term incentive plan, which is currently based on Catalyst’s fiscal year running from January 1 through December 31, and is subject to the Board’s approval of each year’s bonus. You will be eligible for a non pro-rated bonus for the current 2012 fiscal year. The bonus target for your position is 50% of your base salary, with a range of 0% - 100%.

c. Benefits. You shall be entitled to participate in all health, dental, welfare, savings, and other benefit plans maintained by Catalyst for employees generally, and for senior executives of Catalyst, including any long-term incentive programs. You shall be entitled to four (4) weeks paid vacation annually at times approved by the Chief Executive Officer.

d. Professional Development Expenses. You shall be entitled to reimbursement for professional development activities appropriate for the General Counsel of a publicly-traded company, including purchase of legal and industry reference materials, participation in seminars, conferences, and executive roundtables, membership in professional organizations, qualification for bar association certifications and continuing education requirements, and other similar activities.

e. Equity. The Compensation Committee of the Board has approved a grant to you (the “Initial Award”), effective as of the Effective Date, of 10,000 shares of restricted common stock, par value $0.01 per share, under the terms of Catalyst’s 2006 Stock Incentive Plan (including any amended or successor stock plan, the “Stock Plan”). You will also receive 5,000 shares of restricted common stock for your 2011 performance incentive award. One-fourth (1/4) of the shares subject to both awards shall vest and become payable on each of first four anniversaries of the Effective Date provided you are employed by Catalyst on each such vesting date. Both awards will be subject to the terms and conditions of the Stock Plan and a standard award agreement. You will also be eligible to receive annual awards of equity incentives under the Stock Plan in future calendar years, as determined by the Board or any committee thereof in its discretion.

4. Severance Benefits.

a. If your employment is terminated by Catalyst without Cause or by you for Good Reason, and the termination constitutes a “separation from service” under Internal Revenue Code Section 409A, you will be entitled to receive:

i.	cash severance equal to 150% of your annual base salary in effect immediately before the termination of your employment, which amount will be paid within thirty (30) days of your separation date;

ii.	a pro-rated bonus for the fiscal year in which your termination occurs based on your actual period of service through your date of termination and actual performance for the fiscal year as measured by applicable metrics, which will be paid within seventy-five (75) days following the end of the fiscal year during which your termination occurs;

iii.	your outstanding unvested equity awards regularly scheduled to vest during the 12 months following the date of your separation shall be fully and immediately vested, with the amount of all performance-based equity awards determined based upon 100% achievement of all applicable performance targets; and

iv.	for the one (1) year period immediately following your termination, you will be entitled to elect to continue medical, dental and vision benefits under Catalyst’s group medical, dental and vision plans for you and your eligible dependents at Catalyst’s expense.

5. Change in Control Benefits. Subject to your continued employment with Catalyst on the date of a Change in Control, all of the unvested equity awards granted to you by Catalyst shall immediately fully vest and, to the extent applicable, become exercisable at the time of a Change in Control. To the extent the vesting or the amount of any such equity awards are determined based on the achievement of performance goals, then the amount of such equity awards that will vest pursuant to the prior sentence shall be based on 100% achievement of all applicable performance targets, or, to the extent the applicable performance period has ended prior to the date of the Change in Control, actual performance.

6. Miscellaneous.

a. Indemnification. In the event of your termination for any reason, you shall continue to be indemnified to the fullest extent permitted under applicable law pursuant to Catalyst’s certificate of incorporation, as in effect on the date of your termination.

b. Claw-Back. All compensation received by you shall be subject to the provisions of any claw-back policy implemented by Catalyst to comply with applicable law, regulation or stock exchange rule, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

c. Release; Timing of Payments. Your receipt of severance or Change in Control benefits will be subject to your execution of a standard release of claims in the form provided to you by Catalyst within 45 days after your termination of employment and, unless a later date is specified above, all cash payments described herein will be made net of required withholdings within 10 days after the expiration of that 45-day period.

d. IRC 409A. In the event that any of the benefits described in this letter agreement would be subject to tax under Internal Revenue Code Section 409A if paid within six months after your termination of employment (as the result of your status as a “specified employee” within the meaning of Code Section 409A), such amount shall be withheld and paid to you on the first business day of the seventh month following your termination, or to your estate upon your death, if earlier. All taxable reimbursements shall be made in accordance with Internal Revenue Code Section 409A. Each payment hereunder shall be considered a separate payment under Internal Revenue Code Section 409A.

e. Defined Terms. Certain capitalized terms used herein are defined in Exhibit A to this letter agreement.

f. Confidential Information. On or prior to the Effective Date, you agree to enter into and be bound by the Confidentiality and Non-Competition Addendum attached hereto as Exhibit B.

g. Withholding Taxes. Catalyst may withhold from any amounts payable under this letter agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation

h. Notice. For the purposes of this letter agreement, notices, demands and all other communications provided for in this letter agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, if to you, at the residence address most recently filed with Catalyst; and if to Catalyst, at is then current corporate headquarters, attention: Chief Financial Officer.

i. Governing Law. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Maryland without regard to its conflicts of law principles.

j. No Offset. Neither Catalyst nor you shall have any right to offset any amounts owed by one party hereunder against amounts owed or claimed to be owed to such party, whether pursuant to this letter or otherwise.

k. Successors; Binding Agreement. This letter agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, and legatees of the respective parties to this letter agreement.

l. Severability. In the event that any one or more of the provisions of this letter agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this letter agreement shall not be affected thereby.

m. Entire Agreement. This letter agreement (together with its’ Exhibits) contains the entire understanding of the parties with respect to your employment by Catalyst and supersedes in its entirety the letter agreement between you and Catalyst dated April 26, 2010. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This letter agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto

n. Counterparts. This letter agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Catalyst Health Solutions, Inc.

By:	/s/ David T. Blair
David T. Blair, Chairman and CEO

Accepted and agreed:

/s/ Benjamin R. Preston
Benjamin R. Preston

EXHIBIT A

TO THE LETTER AGREEMENT DATED FEBRUARY 24, 2012

BETWEEN CATALYST HEALTH SOLUTIONS, INC. AND BENJAMIN R. PRESTON

Definitions

Cause. For purposes of this letter agreement, “For Cause” shall mean your: (i) failure to comply with any law or regulation arising from conduct not undertaken in good faith; (ii) commission of an act of fraud upon, or act evidencing dishonesty to, Catalyst or any of its affiliates; (iii) misappropriation of any funds, property, or rights of Catalyst or any of its affiliates; (iv) willful breach or habitual neglect of your job duties or your failure or refusal to comply with explicit directives of Catalyst; (v) conviction of a felony; (vi) use or possession of illegal drugs at work or your working under the influence of drugs at work; (viii) your Permanent Disability, or (viii) your breach of the provisions of any non-competition or confidentiality agreements with, or written policies of, Catalyst or its’ affiliates to which you are bound or subject

Change in Control. For purposes of this letter agreement, “Change in Control” means the occurrence of any one of the following events:

•

individuals who, on February 24, 2012 constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the board of directors of any successor to Catalyst), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Catalyst in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Catalyst as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;

•

any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Catalyst representing 35% or more of the combined voting power of Catalyst’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Catalyst or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by Catalyst or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from Catalyst, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

•

the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Catalyst or any of its’ subsidiaries that requires the approval of Catalyst’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

•	the consummation of a sale of all or substantially all of Catalyst’s assets.

Notwithstanding the foregoing, a Change in Control of Catalyst shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of Catalyst Voting Securities as a result of the acquisition of Company Voting Securities by Catalyst which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by Catalyst such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person to more than 50% of Catalyst Voting Securities, a Change in Control of Catalyst shall then occur.

Good Reason. For purposes of this letter agreement, “Good Reason” shall mean, without your written consent: (i) the assignment to you of any duties inconsistent in any material respect with your position; or (ii) Catalyst’s failure to honor all of the terms of this letter agreement, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by Catalyst promptly after receipt of written notice thereof from you. In order for a termination of employment by you to be considered to have been made for Good Reason, you must provide notice of your termination in writing to the Board or the Chief Executive Officer within four calendar months after the occurrence of the event constituting Good Reason and Good Reason shall in no event exist if Catalyst substantially cures the action set forth as grounds for Good Reason within thirty (30) days following the date of such notice. During the twelve (12) month period following a Change in Control, “Good Reason” shall also include: (i) any requirement of Catalyst that you (a) be based anywhere more than fifty (50) miles from your primary office location and more than fifty (50) miles from your principal residence at the time of the Change in Control or (b) travel on Company business to an extent substantially greater than your travel obligations immediately prior to such Change in Control; and (ii) Catalyst’s failure to continue to provide you with benefits in the aggregate substantially equivalent to the benefits you were entitled to under the employee benefit plans of Catalyst in which you were participating immediately prior to such Change in Control, at a substantially equivalent cost.

Permanent Disability. Whether a “Permanent Disability” exists shall be determined based upon the ability of you to perform the functions of General Counsel. The determination that you are permanently disabled for purposes of any Company paid disability policy with respect to you shall be proof that you are permanently disabled.

EXHIBIT B

CONFIDENTIALITY AND NON-COMPETITION ADDENDUM TO THE LETTER AGREEMENT DATED FEBRUARY 24, 2012 BETWEEN CATALYST HEALTH SOLUTION, INC. AND BENJAMIN R. PRESTON

WHEREAS, Catalyst Health Solutions, Inc. (“Company”) has and intends to devote large amounts of time, effort, and expense in developing, acquiring, and using technical and non-technical information (“Confidential Information,” “Written Material,” and “Inventions” as more specifically defined below and referred to collectively as “Proprietary Information”) in the healthcare delivery industry and human resource management industry and may, both on its behalf and on behalf of customers of the Company, develop, or participate in the development of additional Proprietary Information

WHEREAS, during the employment of Benjamin R. Preston (the “Executive”) with the Company, the Company anticipates the development of additional Proprietary Information; and

WHEREAS, in the course of performance of Executive’s duties for the Company, Executive will be given or have access to the Company’s Proprietary Information which is vital to the success of the Company’s business and the Company must be protected from the substantial injury and loss that it would suffer as a result of violations of this Confidentiality and Non-Competition Addendum (“Confidentiality Addendum”); and

WHEREAS, the Company is desirous of balancing its interests in protecting its Proprietary Information with Executive’s right to be free from unreasonable restraints of trade;

NOW THEREFORE, in consideration of good and valuable consideration, including but not limited to the employment or continued employment of Executive, the Company and Executive mutually agree as follows:

SECTION I

Confidential Information.

1.1	Non-Disclosure, Use and Return of Confidential Information. Executive agrees that at all times (both during his employment with the Company and after his separation from the Company): (i) not to disclose Confidential Information to unauthorized persons, (ii) not to copy or use Confidential Information for unauthorized purposes, and (iii) to comply with any procedures that the Company may adopt to preserve the confidentiality of Confidential Information. Upon termination of employment with the Company, Executive agrees to deliver to the Company all Confidential Information in his possession, including files stored in electronic or other media, and agrees not to retain copies of any Confidential Information. If Executive has some question as to whether certain information falls within the scope of Confidential Information, he agrees to treat such information as Confidential Information until told otherwise in writing by the Company. The Company further agrees to respond promptly when questioned about whether something is Confidential Information.

1.2	Definitions. For purposes of this Confidentiality Addendum, the term Confidential Information means any information, whether or not reduced to writing: (i) that is not generally known in the Company’s trade or industry, (ii) that the Company or its customers and clients treat, or is obligated to treat, as confidential, and (iii) that Executive may create or have access to as a result of his employment with the Company. Confidential Information includes, but is not limited to, trade secrets, and other information concerning the Company’s products and services, business procedures, marketing, customers (including their identities, services acquired from the Company, pricing, and contact list), and software.

SECTION II

Intellectual Property.

2.1	If during Executive’s employment with the Company, the Executive accomplishes or conceives any invention, creation, works, or intellectual property in any other forms, as a result of or relating to the employment of Executive with the Company, the proprietary rights to such intellectual property, including but not limited to patent, copyright, trade secrets, and other related rights, shall be vested in the Company.

2.2	Executive shall promptly give the Company full details of any invention or improvement which he may from time-to-time make or discover in the course of his duties, and to further the interests of the Company’s undertaking with regard thereto. Any such invention or improvement shall be the property of the Company without any additional compensation to Executive, and Executive shall take all steps, and execute such documents as may be necessary and reasonably required by the Company, at the expense of the Company, to procure and ensure that the Company obtains and retains complete and exclusive legal title to any such invention or improvement.

2.3	The Executive shall assist the Company in obtaining, securing, and enforcing the abovementioned intellectual property rights as is required by the Company.

SECTION III

Return of Company Property.

3.1	Executive shall promptly, whenever requested by the Company, and in any event upon the termination of his employment with the Company, deliver to the Company all lists of clients or customers, correspondence, and all other documents, papers, records, and any other properties which may have been prepared by him or have come into his possession in the course of his employment with the Company. Executive shall not be entitled to, and shall not retain, any copies thereof. Title and copyright thereto shall be vested in the Company.

SECTION IV

Non-Competition and Non-Solicitation.

4.1	Non-Competition.

A.	In consideration of the remuneration and benefits given by the Company hereunder and in view of Executive’s position in the Company that would enable him to get access to trade secrets and other Confidential Information, Executive hereby explicitly agrees and commits for the period of his employment with the Company and for a period of twelve (12) months following his termination of employment with the Company, as follows:

(i)	That he shall not attempt in any manner to solicit from any of the Company’s clients business of the type performed by the Company, or to persuade any clients to cease business, to reduce the amount of business which a client has customarily done or contemplates doing with the Company, or any of its subsidiary companies, whether or not the relationship with the Company and such client was originally established in whole or in part through Executive’s efforts;

(ii)	That he shall not attempt to employ or assist anyone else to employ, any person who is/has been employed by the Company (or any of its affiliates and subsidiary companies) within the six (6) months period prior to the Executive’s separation from service with the Company;

(iii)	That he shall not at any time disclose to anyone any Confidential Information or trade secrets of the Company, or any client of the Company, or utilize such Confidential Information or trade secrets for Executive’s own benefit, or for the benefit of any third parties;

(iv)	That he shall not remove from the Company, or make copies of, any memoranda, notes, records, computer diskettes/files, or other documents concerning the business of the Company and/or its clients, compiled by the Executive, or made available to the Executive, during the employment period.

B.	To the extent not prohibited by legal ethics rules applicable to Executive, the Executive shall not, at any time during the period of his employment with the Company and for a period of twelve (12) months following his termination of employment with the Company, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as the Executive has no active participation in the business of such entity. As used in this Section 4.1, (i) the term “Company” shall include the Company and its subsidiaries, and (ii) the term “Business” shall mean the business of the Company, as such business may be expanded or altered by the Company during the period of the Executive’s employment with the Company.

C.	Executive agrees that should he violate these covenants, damages to the Company will be difficult to enforce. In recognition of the loss that a breach would cause, Executive agrees that the applicable restrictive period shall be extended so that the Company enjoys a complete, contiguous restrictive period during which Executive has honored this Confidentiality Addendum.

4.2	Reasonableness of Restrictions. Executive acknowledges: (i) that the restrictions in Section IV are reasonable in terms of scope: duration, geographically, and otherwise, (ii) that the protection afforded to the Company hereunder is necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for the letter agreement dated February 24, 2012 between the Company and Executive (the “Letter Agreement”), including this Confidentiality Addendum, and his employment by the Company.

4.3

Enforceability. In the event that, notwithstanding the foregoing, any of the provisions of Section IV shall be held to be invalid or unenforceable, Executive agrees that the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section IV, relating to the time period and/or the areas of restriction and/or any related aspects, shall be declared by a court of competent jurisdiction to exceed the maximum restrictions such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become, and thereafter be, the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

4.4	Injunctive Relief. Executive understands that his failure to comply with the obligations under this Confidentiality Addendum and in particular the restrictions contained in Section IV of this Confidentiality Addendum will cause the Company to suffer irreparable injury and harm, the full extent of which will, or may, be impossible to ascertain, and for which monetary damages will not be a complete remedy. Accordingly, Executive agrees that the Company will, in addition to any other remedies available to it at law or in equity, be entitled to preliminary and permanent injunctive relief to enforce, or to prevent a breach of, the terms of this Confidentiality Addendum.

SECTION V

Miscellaneous.

5.1	Assignability. This Confidentiality Addendum may be assigned only as part of, and consistent with the assignment provisions of, the Letter Agreement of which it is a part.

5.2	Successors; Binding Agreement. This Confidentiality Addendum (along with the entire Letter Agreement) shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees of the respective parties to the Letter Agreement (which includes this Confidentiality Addendum).

5.3	Governing Law. This Confidentiality Addendum will be deemed signed in Maryland, and will be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflict of laws.

5.4	Surviving Obligations. The terms of this Confidentiality Addendum shall survive the expiration of the other provisions of the Letter Agreement.

IN WITNESS WHEREOF, the parties to the Letter Agreement have duly executed, and thereby expressly acknowledged and agreed to this Confidentiality Addendum to the Letter Agreement.

[The remainder of this page intentionally left blank. Signature page follows.]

Catalyst Health Solutions, Inc.		Executive

BY:	/s/ David T. Blair	/s/ Benjamin R. Preston
	David T. Blair, Chairman and CEO	Benjamin R. Preston